EX-28.g.3.p

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated as of             , 2011 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolios which are listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolios by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.	Customer: DFA Investment Dimensions Group Inc.

By:	By:

Name:	Name:

Title:	Title:

Attest:	Attest:

Name:	Name:

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
Dimensional Retirement Fixed Income Fund III